Exhibit (h)(4)(iii)

Form of

AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

Allianz Funds Multi-Strategy Trust

1345 Avenue of the Americas

New York, NY 10105

December 17, 2008

Allianz Global Investors Fund Management LLC

1345 Avenue of the Americas

New York, NY 10105

Ladies and Gentlemen:

This Amended and Restated Expense Limitation Agreement (the “Agreement”), dated as of December 17, 2008, amends and restates in its entirety the Expense Limitation Agreement dated March 28, 2008 between the Allianz Funds Multi-Strategy Trust (the “Trust”) and Allianz Global Investors Fund Management LLC (the “Manager”) on the following terms:

1. The Trust is an open-end management investment company which has multiple separate investment portfolios. This Agreement shall cover each existing investment portfolio and each investment portfolio established by the Trust after the effective date of this Agreement that the Trust and the Manager agree shall be covered by this Agreement (each investment portfolio covered by this Agreement, a “New Fund”). The investment portfolios that are New Funds are listed on Schedule A, which Schedule may be amended or supplemented from time to time to add additional New Funds.

2. Pursuant to an Amended and Restated Investment Management Agreement between the Trust and the Manager dated as of July 8, 2008 (as from time to time in effect, the “Management Agreement”), the Trust has retained or will retain the Manager to provide the Trust and each New Fund, and each New Fund’s shareholders with investment management and other services.

3. With respect to each class of shares (each a “Class”) of each New Fund, as used in this Agreement:

(a) “Attributable Class Operating Expenses” means the actual New Fund operating expenses, including organizational expenses, that are attributable to the Class other than interest, taxes, extraordinary expenses, custodial credits, transfer agency credits, expense offset arrangements and Underlying Fund Expenses (each expressed as a percentage of average daily net assets), prior to any waiver, reduction or reimbursement by the Manager under this

Agreement, but after any waiver, reduction or reimbursement by the Manager under any other agreement, including, without limitation, any management fee waiver agreement;

(b) “Effective Class Operating Expenses” means the New Fund operating expenses, including organizational expenses, paid by the Class, other than interest, taxes, extraordinary expenses, custodial credits, transfer agency credits, expense offset arrangements and Underlying Fund Expenses (each expressed as a percentage of average daily net assets), after any waiver, reduction or reimbursement by the Manager under this Agreement, or under any other agreement, including, without limitation, any management fee waiver agreement;

(c) “Expense Limit” means the sum of (i) the “Net Annual Fund Operating Expenses” listed for the Class of the New Fund in the current prospectus relating to the Class (or some similar term denoting the “Total Annual Fund Operating Expenses” attributed to the Class minus all waivers, reductions and reimbursements), minus the “Acquired Fund Fees and Expenses” listed for the Class of the New Fund in such prospectus, plus (ii) .0049% (expressed as a percentage of average daily net assets);

(d) “Annual Excess Amount” means the extent to which the annual Attributable Class Operating Expenses of the Class for a fiscal year (or portion thereof if the New Fund commenced operations as a series of the Trust during the course of such fiscal year) exceed the Expense Limit for that Class; and

(e) “Underlying Fund Expenses” means any fees and expenses incurred indirectly by the Class of the New Fund as a result of investment by the New Fund in shares of one or more “investment companies” (within the meaning of the 1940 Act (defined below)) or entities that would be “investment companies” but for the exceptions from that definition provided for in sections 3(c)(1) and 3(c)(7) of the 1940 Act.

4. Each month, the Attributable Class Operating Expenses of each Class of each New Fund for such month shall be annualized as of the last day of the month. Until the Expense Limitation Expiration Date of such New Fund as specified in Schedule A, if such annualized Attributable Class Operating Expenses exceed the Expense Limit of a Class, the Manager shall waive, reduce or reimburse the management fee it is entitled to receive from that Class under the Management Agreement or otherwise reimburse New Fund expenses for that month by an amount such that the annualized Effective Class Operating Expenses of such Class for such month equal the Expense Limit.

5. Until the Recoupment Period Expiration Date of each New Fund as specified in Schedule A, if in any month during which the Management Agreement is in effect, the annualized Attributable Class Operating Expenses of a particular Class of such New Fund are less than the Expense Limit of such Class, the Manager will be entitled to reimbursement by such Class of any or all management fees previously waived, reduced or reimbursed by the Manager or other expenses reimbursed with respect to that Class (the “Aggregate Class Reimbursement Amount”) pursuant to this Agreement during the then-current fiscal year or any of the three preceding fiscal years and not subsequently reimbursed to the Manager pursuant to this paragraph, to the extent that the Attributable Class Operating Expenses of that Class of the New Fund for such month plus the amount so reimbursed, when annualized, does not exceed the Expense Limit of that Class; provided, however, that the amount of any such reimbursement shall in no event exceed the Aggregate Class Reimbursement Amount of that Class of the New Fund. For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, the Manager will cease to be entitled to reimbursement for any amount waived, reduced or reimbursed by it following the last day of the applicable New Fund’s third fiscal year ending after the fiscal year in which such amount was waived, reduced or reimbursed. Amounts eligible for recoupment by the Manager will be deemed reimbursed in the order in which amounts were waived, reduced or reimbursed by the Manager, including with regard to any extension of the Recoupment Period Expiration Date.

6. As necessary, and subject to any reimbursements made to the Manager pursuant to paragraph 5 of this Agreement, on or before the last day of the first month of each fiscal year of each New Fund, an adjustment payment shall be made by the Manager or the relevant Class of the New Fund such that the amount of the management fees or other expenses waived, reduced or reimbursed by the Manager pursuant to this Agreement with respect to such Class of the New Fund during the previous fiscal year shall equal the Annual Excess Amount, if any, for such previous fiscal year.

7. This Agreement, as amended and restated, has an initial term through November 30, 2009, and shall apply for each fiscal year thereafter so long as it is in effect. After the end of the initial term, this Agreement shall automatically renew for one-year terms unless the Manager provides written notice to the Trust at the above address of the termination of this Agreement, which notice shall be received by the Trust at least thirty (30) days’ prior to the end of the then-current term. In addition, this Agreement may be terminated by the Trust upon ninety (90) days’ prior written notice to the Manager at its principal place of business.

8. Nothing herein contained shall be deemed to require the Trust or the New Funds to take any action contrary to the Trust’s Amended and Restated Agreement and Declaration of Trust, as amended or supplemented from time to time (the “Declaration of Trust”) or Amended and Restated Bylaws, as amended or supplemented from time to time (the “Bylaws”), or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or that relieves or deprives the Trust’s Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the New Funds.

9. Any term or provision of this Agreement, including but not limited to the management fee, the computations of net asset values and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Management Agreement or the Investment Company Act of 1940, as amended, and the rules and regulations thereunder (the “1940 Act”), has the same meaning as in the Management Agreement and the 1940 Act, as applicable, and any question of interpretation of such term or provision will be resolved by reference to the Management Agreement and the 1940 Act, as applicable.

10. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not be affected thereby.

11. A copy of the Trust’s Declaration of Trust is on file with the Secretary of State of The Commonwealth of Massachusetts and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually, and that the obligations of or arising out of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of each New Fund.

If the foregoing correctly sets forth the agreement between the Trust and the Manager, please so indicate by signing and returning to the Manager the enclosed copy hereof.

Very truly yours,

ALLIANZ FUNDS MULTI-STRATEGY TRUST

By:
Name:	E. Blake Moore, Jr.
Title:	President and Chief Executive Officer

ACCEPTED AND AGREED TO:

ALLIANZ GLOBAL INVESTORS FUND MANAGEMENT LLC

By:
Name:
Title:

SCHEDULE A

(updated as of December 17, 2008)

New Funds

Fund Name	Expense Limitation Expiration Date	Recoupment Period Expiration Date
Allianz RCM Global Water Fund	11/30/08	11/30/11
Allianz RCM Global EcoTrendsSM Fund*	11/30/08	11/30/11
Allianz NACM Global Equity 130/30 Fund**	11/30/09	11/30/12
Allianz RCM All Horizons Fund	11/30/09	11/30/12
Allianz RCM Disciplined Equity Fund	11/30/09	11/30/12
Allianz NACM International Growth Fund	11/30/09	11/30/12
Allianz Global Investors Solutions Retirement Income Fund	11/30/09	11/30/12
Allianz Global Investors Solutions 2015 Fund	11/30/09	11/30/12
Allianz Global Investors Solutions 2020 Fund	11/30/09	11/30/12
Allianz Global Investors Solutions 2030 Fund	11/30/09	11/30/12
Allianz Global Investors Solutions 2040 Fund	11/30/09	11/30/12
Allianz Global Investors Solutions 2050 Fund	11/30/09	11/30/12

*	The expense reimbursement period begins upon the Allianz RCM Global EcoTrendsSM Fund’s commencement of operations as a series of the Trust.
**	The “Attributable Class Operating Expenses” and “Effective Class Operating Expenses” of the Allianz NACM Global Equity 130/30 Fund are deemed to include interest on securities sold short and substitute dividend expenses on securities sold short.

IN WITNESS WHEREOF, the Trust and the Manager have each caused this Schedule A to the Expense Limitation Agreement to be signed on its behalf by its duly authorized representative, on this      day of December, 2008.

ALLIANZ FUNDS MULTI-STRATEGY TRUST

By:
Name:	E. Blake Moore, Jr.
Title:	President and Chief Executive Officer

ACCEPTED AND AGREED TO:

ALLIANZ GLOBAL INVESTORS FUND MANAGEMENT LLC

By:
Name:
Title: